Exhibit 99.1
    NEWS RELEASE

For more information, contact:
Allen Muhich
Chief Financial Officer
503-615-1616
allen.muhich@radisys.com

RADISYS ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

HILLSBORO, OR - March 19, 2014 - Radisys Corporation (NASDAQ: RSYS) today announced that it is offering to sell, subject to market and other conditions, shares of its common stock in an underwritten public offering. Needham & Company, LLC is acting as sole book-running manager on the offering. Radisys also intends to grant the underwriter(s) a 30-day option to purchase from it up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering is expected to price before market open on Thursday, March 20, 2014.

Radisys intends to use the net proceeds from the offering for working capital and other general corporate purposes and may also use a portion of the proceeds to repay debt.

The shares described above are being offered by Radisys pursuant to a registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268.

About Radisys Corporation

Radisys Corporation (NASDAQ: RSYS) is a provider of wireless infrastructure solutions to the telecom market. Radisys’ Media Resource Function, T-Series platform products, and Trillium software coupled with an expert professional services organization enable its customers to bring high-value products and services to the telecom market faster and with lower investment and risk. By leveraging its telecom expertise, Radisys is also able to deliver its products and capabilities into adjacent markets such as aerospace and defense. These products are targeted throughout the telecommunication network from Radio Access Network to the Evolved Packet Core to the IP Multimedia Subsystem.

Radisys® and Trillium® are registered trademarks of Radisys.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

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